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                                                                      Exhibit 99

                          [COMMERCEFIRST BANCORP, INC.
                                  LOGO OMITTED]

                                  PRESS RELEASE
                             FOR IMMEDIATE RELEASE:

Annapolis, Maryland

Contact:   Richard J. Morgan
           President and Chief Executive Officer
           (410) 280-6695
           Annapolis

      COMMERCEFIRST BANCORP RELEASES 4TH QUARTER AND 2005 FINANCIAL RESULTS

JANUARY 26, 2006


CommerceFirst Bancorp, Inc., (NASDAQ:CMFB), the holding company for CommerceFirst Bank, reported a consolidated net profit of $1.03 million for the year ended December 31, 2005 after recording a provision for income tax expense of $658 thousand. The Company reported a consolidated net profit of $1.09 million for the year ended December 31, 2004 after recording an income tax benefit of $862 thousand. The Company reported a net profit of $296 thousand after recording a provision for income tax expense of $166 thousand for the three-month period ended December 31, 2005 as compared to a net profit of $134 thousand after recording an income tax expense of $83 thousand for the three month period ended December 31, 2004.


                                                    THREE MONTHS                               YEAR
                                              2005                2004               2005                2004

Revenues                                     $1,873,439          $1,091,262         $6,263,407          $3,584,771
Earnings before income tax                      461,915             216,760          1,691,575             227,795
Income tax (expense) benefit(1)               (165,890)            (83,000)          (658,155)             862,000
Net earnings                                    296,025             133,760          1,033,420           1,089,795
Earnings per basic share                           0.16                0.16               0.63                1.33
Earnings per diluted share                         0.16                0.16               0.62                1.33
Average basic shares outstanding              1,803,583             822,250          1,647,645             822,250
Average diluted shares outstanding            1,837,167             822,250          1,672,928             822,250

(1) Includes federal and state income taxes.


The Company reported total assets of $112.5 million at December 31, 2005, an increase of $36.6 million or 48.2% from the $75.9 million reported at December 31, 2004.

Loan volume, net of allowance, increased $24 million or 47% since December 31, 2004. The bank continued to deploy the liquid assets provided by its successful 1st quarter public offering into higher yielding assets such as loans and investment securities. As a result, the bank's net interest margin improved from 4.55% for 2004 to 4.86% for 2005.

In November 2005, the bank received regulatory permission to establish its third banking facility, a branch office to be located in a building under construction near the Baltimore-Washington International Airport. The office is expected to commence operations late in the second or early in the third quarter of 2006.

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Further, in October 2005, the bank announced that W. Craig Engelhaupt, a banker with 20 years of commercial banking experience, has joined the organization as Senior Vice President and will lead business development in northern Anne Arundel and Howard Counties.


Forward Looking Statements. This press release includes forward looking statements within the meaning of Section 21(e) of the Securities Exchange Act of 1934. These statements are based on the Company's current expectations and estimates as to prospective events and circumstances that may or may not be in the Company's control and as to which there can be no firm assurances given. These forward looking statements are subject to risks and uncertainties; there can be no assurance that any of these forward looking statements may prove to be correct and actual results may differ materially.


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